Exhibit 5.1

ArentFox Schiff LLP

1717 K Street NW
Washing, DC 20006
202.857.6000 main
202.857.6395 fax
Afslaw.com

April 28, 2026

Board of Directors
626 Bancroft Way
Suite A
Berkeley, CA 94710

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Profusa, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to, among other things, the offer and resale from time to time by the Selling Stockholders identified in the Registration Statement of up to 156,481,244 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprising: (i) up to 130,000,000 shares of Common Stock (the “Purchase Shares”) that may be issued to Ascent Partners Fund LLC (“Ascent”) pursuant to a common stock purchase agreement dated as of July 28, 2025 (the “ELOC Purchase Agreement”); (ii) up to 20,027,859 shares of Common Stock (the “Ascent Conversion Shares”) issuable upon conversion of certain senior secured convertible promissory notes issued to Ascent (the “Ascent Notes”); (iii) up to 1,111,111 shares of Common Stock (the “Ascent Inducement Warrant Shares”) issuable upon exercise of a warrant dated April [●], 2026 issued to Ascent (the “Ascent Inducement Warrant”); and (iv) up to 5,342,274 shares of Common Stock (the “Sponsor Conversion Shares”) issuable upon conversion of certain convertible promissory notes (the “Sponsor Notes”) issued to NorthView Sponsor I, LLC (the “Sponsor”).

In connection with our opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended; (ii) the Bylaws of the Company; (iii) the ELOC Purchase Agreement; (iv) the Registration Rights Agreement dated as of July 28, 2025 between the Company and Ascent (the “ELOC Registration Rights Agreement”); (v) the securities purchase agreement dated as of February 11, 2025, as amended on August 25, 2025, December 22, 2025, December 29, 2025, and April 2, 2026 (the “PIPE Subscription Agreement”), between the Company and Ascent; (vi) the Ascent Notes; (vii) the Ascent Inducement Warrant; (viii) the Note Modification and Conversion Agreement dated as of April [●], 2026 between the Company and the Sponsor; (ix) the Sponsor Notes; (x) the Registration Statement, including the exhibits thereto; and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

April 28, 2026 Page 2

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Purchase Shares, when issued and sold in accordance with the terms and conditions of the ELOC Purchase Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

2.	The Ascent Conversion Shares, when issued upon conversion of the Ascent Notes in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

3.	The Ascent Inducement Warrant Shares, when issued upon exercise of the Ascent Inducement Warrant in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

4.	The Sponsor Conversion Shares, when issued upon conversion of the Sponsor Notes in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, including all Delaware statutes and all Delaware court decisions that affect the interpretation of such General Corporation Law, as of the date hereof. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP